EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-122055 and Form S-3 No. 333-63918) of Arden Realty Limited Partnership and in the related Prospectuses of our reports dated March 12, 2005 with respect to the consolidated financial statements of Arden Realty Limited Partnership, Arden Realty Limited Partnership’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Arden Realty Limited Partnership included in this Annual Report (Form 10-K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Los Angeles, California
March 12, 2005